Filed Pursuant to Rule 424(b)(3)

Registration No. 333-205237

Prospectus Supplement No. 1

(to Prospectus dated August 10, 2015)

VIRTUS OIL & GAS CORP

7,264,973 Shares of Common Stock

This prospectus supplement supplements the prospectus dated August 10, 2015 (the “Prospectus”), which forms a part of our Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333-205237). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission (the “Commission”) on October 20, 2015 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the sale of up to 7,264,973 shares of our common stock which may be resold from time to time by the selling security holders identified in the Prospectus. The shares of common stock covered by the Prospectus and this prospectus supplement were previously issued by us in a private placement. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed for quotation on the PINX under the symbol “VOIL.” The last bid price of our common stock on October 21, 2015 was $0.1024 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 21, 2015

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: August 31, 2015

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to _________

Commission file number 000-54526

VIRTUS OIL AND GAS CORP.

(Name of Small Business Issuer in its charter)

Nevada	46-0524121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1517 San Jacinto Street, Houston, Texas 77002

(Address of principal executive offices)

(281) 806-5000

Issuer’s telephone number

The Gas Tower, 555 West 5th Street, 31st Floor, Los Angeles, California 90013

(Former name, former address and former

fiscal year, if changed since last report)

Indicate by check mark whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No  ☒

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: As of October 20, 2015, the issuer had 55,844,618 shares of common stock, par value $0.001, issued and outstanding.

VIRTUS OIL AND GAS CORP.

QUARTERLY REPORT ON FORM 10-Q

FOR THE PERIOD ENDED AUGUST 31, 2015

TABLE OF CONTENTS

PART I - FINANCIAL INFORMATION

2

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

VIRTUS OIL AND GAS CORP.

BALANCE SHEETS

(Unaudited)

	August 31,	November 30,
	2015	2014
ASSETS
Current assets
Cash	$77,044	$175,869
Total current assets	77,044	175,869

Property and equipment, net	2,360	2,873
Oil and gas properties, net	1,302,253	659,331
Other asset	30,000	–

Total assets	$1,411,657	$838,073

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$812,676	$346,398
Convertible note payable, net	267,768	–
Accrued interest	29,328	–
Derivative liability	460,102	–
Total current liabilities	1,569,874	346,398

Commitments
Stockholders' equity (deficit):
Common stock, $0.001 par value, 150,000,000 shares authorized 54,745,489 and 50,110,064 shares issued and outstanding at August 31, 2015 and November 30, 2014, respectively	54,746	50,110
Additional paid-in capital	4,740,530	3,025,102
Stock subscription payable	–	310,000
Accumulated deficit	(4,953,493)	(2,893,537)
Total stockholders' equity (deficit)	(158,217)	491,675

Total liabilities and stockholders' equity (deficit)	$1,411,657	$838,073

See Accompanying Notes to Financial Statements.

3

VIRTUS OIL AND GAS CORP.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months		For the Nine Months
	Ended August 31,		Ended August 31,
	2015	2014	2015	2014

Revenue	$–	$–	$–	$–

Operating expenses:
General and administrative	518,312	389,556	1,429,247	1,548,823
Professional fees	228,861	131,816	447,487	248,563

Total operating expenses	747,173	521,372	1,876,734	1,797,386

Operating loss	(747,173)	(521,372)	(1,876,734)	(1,797,386)

Other income (expense):
Interest expense	(28,647)	–	(29,328)	(3,572)
Discount amortization	(98,844)	–	(106,729)	–
Loss on extinguishment of debt	(103,971)	–	(103,971)	–
Derivative income	45,851	–	56,806	–

Total other income (expense)	(185,611)	–	(183,222)	(3,572)

Net loss	$(932,784)	$(521,372)	$(2,059,956)	$(1,800,958)

Weighted average number of common shares outstanding - basic and fully diluted	52,997,137	49,020,021	51,502,925	48,518,587

Net loss per share - basic and fully diluted	$(0.02)	$(0.01)	$(0.04)	$(0.04)

See Accompanying Notes to Financial Statements.

4

VIRTUS OIL AND GAS CORP.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine
	Months Ended August 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,059,956)	$(1,800,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	513	393
Share based compensation expense	1,009,290	1,314,580
Discount amortization	106,729	–
Change in derivative liability	(56,806)	–
Impairment of oil and gas properties	122,000	–
Loss on debt extinguishment	103,971	–
Decrease (increase) in assets:
Prepaid expenses	–	938
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	466,278	18,787
Accrued expenses	–	8,000
Accrued expenses, related party	29,328	(4,529)
Net cash used in operating activities	(278,653)	(462,789)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of oil and gas properties	(740,172)	(541,864)
Purchase of equipment	–	(2,143)
Purchase of certificate of deposit	(30,000)	–
Net cash used in investing activities	(770,172)	(544,007)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	150,000	1,079,655
Proceeds from convertible note payable – related party	800,000	(47,749)
Net cash provided by financing activities	950,000	1,031,906

NET CHANGE IN CASH	(98,825)	25,110

CASH AT BEGINNING OF PERIOD	175,869	486

CASH AT END OF PERIOD	$77,044	$25,596

SUPPLEMENTAL INFORMATION:
Interest paid	$–	$–
Income taxes paid	$–	$–

NON CASH TRANSACTIONS:
Common stock issued for oil and gas lease	$24,750	$–
Conversion of convertible notes into common stock	$226,024	$–

See Accompanying Notes to Financial Statements.

5

VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 1 - Nature of Business and Significant Accounting Policies

Nature of Business

Virtus Oil and Gas Corp. (“the Company”) was incorporated in the state of Nevada on September 30, 2009 (“Inception”). The Company was originally formed as Curry Gold Corp to become an operator and franchisor of fast-casual food catering vans that capitalize on the growing trend of food to go (convenience food) with its Currywurst product, a product native to Germany, and market it through Switzerland and into major metropolitan US cities. On July 17, 2012, however, the Company abandoned its plans to enter into the catering van business and is now an oil and gas exploration and production company.

On March 23, 2015, the Company created a new subsidiary, Virtus Operations, Inc., a Utah corporation, to act as an operator for its oil and gas properties in Iron County in southern Utah. As of the date of this filing, the subsidiary has no operations or assets.

We are an oil and gas exploration company and have not significantly commenced our planned principal operations. Our operations to date have been devoted primarily to startup and development activities, which include forming our entity, developing our business plan, registering with the SEC and listing our Common Stock on the OTCBB exchange under the symbol, “VOIL”. In October 2013, the Company acquired an interest in an oil and gas property and is focusing its efforts on developing this property and identifying additional properties in which to invest.

Our properties are located in Iron County in southern Utah.

Basis of Presentation

The financial statements included herein, presented in accordance with United States generally accepted accounting principles and is stated in US currency have been prepared by the Company pursuant to the rules and regulations of the SEC and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's annual report for the year ended November 30, 2014 filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended November 30, 2014 as reported in form 10-K have been omitted.

The Company has adopted a fiscal year end of November 30.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We maintain cash balances in non-interest-bearing accounts, which do not currently exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Stock Based Compensation

Stock-based awards to non-employees are accounted for using the fair value method.

The Company adopted provisions which require that we measure and recognize compensation expense at an amount equal to the fair value of share-based payments granted under compensation arrangements.

The Company has adopted the “modified prospective” method, which results in no restatement of prior period amounts. This method would apply to all awards granted or modified after the date of adoption. In addition, compensation expense must be recognized for any unvested stock option awards outstanding as of the date of adoption on a straight-line basis over the remaining vesting period. The Company will calculate the fair value of options using a Black-Scholes option pricing model. The Company does not currently have any outstanding options subject to future vesting therefore no charge is required for the periods presented. Our method also requires the benefits of tax deductions in excess of recognized compensation expense to be reported in the Statement of Cash Flows as a financing cash inflow rather than an operating cash inflow. In addition, our method required a modification to the Company’s calculation of the dilutive effect of stock option awards on earnings per share. For companies that are using the “modified prospective” method, disclosure of pro forma information for periods prior to adoption must continue to be made.

6

VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 1 - Nature of Business and Significant Accounting Policies (cont’d)

Accounting for Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, professional fees incurred for the lease acquisitions, capitalized interest costs relating to properties, geological expenditures, and tangible and intangible development costs (including direct internal costs), are capitalized into the full cost pool. When the Company commences production from established proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, will be depleted on the units-of-production method using estimates of proven reserves. Investments in unproved properties and major development projects, including capitalized interest if any, are not depleted until proven reserves associated with the projects can be determined. If the future exploration of unproven properties is determined to be uneconomical, the amount of such properties is added to the capital costs to be depleted. As of August 31, 2015 and November 30, 2014, the Company's oil and gas properties consisted of capitalized acquisition and exploration costs for unproved mineral rights.

Fair Value of Financial Instruments

Financial instruments consist principally of cash, trade and related party payables and accrued liabilities. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments.

On May 22, 2015, June 22, 2015, and August 11, 2015, the Company entered into convertible note agreements with variable conversion price, which gives rise to a derivative liability, which has been valued using a binomial lattice-based valuation model using holding period assumptions developed from the Company's business plan and management assumptions, and expected volatility from comparable companies including OTC Pink® and small-cap companies. Increases or decreases in the Company's share price, the volatility of the share price, changes in interest rates in general, and the passage of time will all impact the value of the derivative liability. The Company re-values the variable conversion feature at the end of each reporting period and any changes are reflected as gains or losses in current period results.

Basic and Diluted Loss per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Recent Accounting Pronouncements

Management does not anticipate that the recently issued but not yet effective accounting pronouncements will materially impact the Company’s financial condition.

Note 2 - Going Concern

As shown in the accompanying financial statements, the Company has no revenues and has incurred continuous losses from operations, had an accumulated deficit of $4,953,493 and a working capital deficit of $1,492,830 at August 31, 2015. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing new ventures to increase revenues. In addition, the Company is currently seeking additional sources of capital to fund short term operations. The Company, however, is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, therefore, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

7

VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 3 - Related Party

On August 1, 2013, the Company entered into an engagement letter with Clear Financial Solutions, Inc., a Texas corporation (Clear Financial). On December 5, 2013, the Company and Clear Financial entered into Amendment No. 1 to Engagement Letter. Under the engagement letter and the amendment (collectively, the “Engagement Letter”) Clear Financial will provide certain financial consulting services to the Company and Mr. Steven M. Plumb, founder and President of Clear Financial, will serve as the Chief Financial Officer of the Company. Clear Financial will, among other things, prepare and review the Company’s financial statements, oversee internal accounting controls and provide advice on generally accepted accounting principles. In addition, As compensation for the services provided, the Company pays Clear Financial a fee of $5,000 per month and has agreed to issue up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to Mr. Plumb. The Engagement Letter has an initial term of one year and will automatically renew for successive one-year periods until terminated by either party upon 60 days’ written notice prior to the end of the then current term. Clear Financial was paid $46,500 for Mr. Plumb’s services for the nine months ended August 31, 2015. In addition, in February 2015, the Company issued 500,000 shares of the Company’s common stock to Mr. Plumb, having a fair market value of $400,000 on the date of grant, for which the Company recorded $366,667 as compensation expense during the year ended November 30, 2014. The Company recognized the remaining $33,333 in compensation expense during the nine months ended August 31, 2015.

The Engagement Letter further provides that Clear Financial may from time to time bring oil and gas investment opportunities to the Company’s attention. Pursuant to the Engagement Letter, the Company will assign a 1% carried interest to each of Mr. Plumb and/or Mr. Jerry Walters, a principal of Clear Financial, with respect to each oil and gas investment opportunity that Messrs. Plumb and/or Walters bring to the Company’s attention and in which the Company invests.

On May 13, 2014, the Company appointed Rupert Ireland to serve as President, Chief Executive Officer, Secretary and Treasurer of the Company, effective immediately. In connection with Mr. Ireland’s appointment as President and Chief Executive Officer, the Company entered into an Employment Agreement, dated May 13, 2014, with Mr. Ireland. Pursuant to the Employment Agreement, Mr. Ireland will be paid a base salary of $120,000 per year and a signing bonus of $5,000. Mr. Ireland will also be entitled to receive up to 3,000,000 shares of the Company’s Common Stock, to be issued in increments of 1,000,000 shares on May 13 in 2015, 2016 and 2017, if he continues to be employed. The Employment Agreement has an initial term of three years and will automatically renew for successive one-year periods until earlier terminated. The Employment Agreement May be terminated (i) at any time by the Company for “cause,” (ii) upon no less than 60 days’ written notice by either party for any reason, or (iii) upon no less than 30 days’ written notice by either party at the end of the original 3-year term or any renewal term. The Employment Agreement also terminates immediately upon Mr. Ireland’s death or disability.

If Mr. Ireland’s employment is terminated for “cause” by the Company, or if he voluntarily resigns, then he will forfeit any shares of Common Stock that have not yet been issued by the Company as of the date of such termination or resignation. If Mr. Ireland’s employment is terminated for any other reason, he will be entitled to receive the full 3,000,000 shares of Common Stock. The Employment Agreement defines “cause” as the willful and continued failure by Mr. Ireland to perform his duties, the conviction of a felony, or any other material conduct that is contrary to the best interests of the Company or adversely affects the reputation of the Company.

The fair market value of Mr. Ireland’s stock award was $2,550,000 on the date of grant. The Company is recognizing $70,833 per month in compensation related expense. The Company recognized $212,500 and $637,500 in expense related to Mr. Ireland’s stock grant during the three and nine months ended August 31, 2015, respectively. On May 14, 2015, the Company issued 1,000,000 shares of Common Stock to Mr. Ireland under the terms of his employment agreement.

Note 4 - Oil and gas properties, net

Oil and gas properties consist of the following unapproved properties at August 31, 2015 and November 30, 2014, respectively:

	August 31,	November 30,
	2015	2014
Oil and gas properties:
Beaver County, Utah Prospect	$30,000	$30,000
Iron County, Utah Prospect	1,424,253	659,331
Total oil and gas properties	1,454,253	689,331
Less impairment	(152,000)	(30,000)
Oil and gas properties, net	$1,302,253	$659,331

8

VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 4 - Oil and gas properties, net (cont’d)

Tidewater Agreement

On August 19, 2014, the Company completed the acquisition of oil and gas leases issued by the U.S. Bureau of Land Management (the “BLM”) covering approximately 36,620 acres in Iron County, Utah (the “Tidewater Leases”) pursuant to a letter agreement entered into with Tidewater Oil & Gas Company, LLC (“Tidewater”) as of November 13, 2013 (as amended, the “Tidewater Agreement”). The acreage subject to the Tidewater Leases is located in an area known as the Parowan Prospect in the Central Utah Overthrust region of southwestern Utah. Virtus acquired an 87.5% working interest and an 80% net revenue interest in the Leases.

The aggregate purchase price of the Leases was $290,000, which was paid in installments beginning in December 2013. Virtus made the final payment of the purchase price on August 1, 2014, and thereafter the Company and Tidewater subsequently prepared and executed the appropriate assignments and other forms required by the BLM and the county clerk to reflect the assignment of the Leases from Tidewater to Virtus. Tidewater’s sale of the leases was subject to the approval of the U.S. District Court for the District of Colorado (the “Bankruptcy Court”), which is presiding over Tidewater’s Chapter 11 bankruptcy proceedings. The Bankruptcy Court approved the sale of the leases on December 11, 2013.

The Tidewater Agreement contemplates the drilling of an initial 12,000 foot vertical test well in the Jurassic-Navajo, Permian-Kaibab formation on the leases. Although Tidewater will retain a 12.5% working interest in the leases, the Company has agreed to pay 100% of the cost of drilling and completing this test well, which is estimated to be approximately $2.5 million. The Company has agreed to pre-pay such costs at least 30 days prior to the spud date, which was expected to be no later than February 3, 2015. However, the Company and Tidewater extended the date to September 1, 2015, by a First Amendment to Letter Agreement dated May 6, 2014. If the Company fails to prepay such costs and/or fails to timely complete the initial test well, it will forfeit its interests in the oil and gas leases and Tidewater will retain the purchase price.

During the nine months ended August 31, 2015, the Company made payments of $51,126 on expiring leases covered by the Tidewater Agreement, $10,000 for a survey for a drilling location, $24,750 for a lease modification, $100,000 mobilization fee on a drilling contract, and $554,296 in drilling permit acquisition costs, for a total of $740,172.

TJBB Agreement

On September 22, 2014, the Company, made the last payment ($75,000) required for the acquisition of BLM oil and gas leases covering approximately 18,690.50 acres in Iron County, Utah (the “TJBB Leases”) pursuant to a letter agreement with Tom Johnson and Bill Berryman (“TJBB”), dated May 6, 2014 (the “TJBB Agreement”). The total purchase price for the TJBB Leases was $168,215. The acreage subject to the TJBB Leases is also located in an area known as the Parowan Prospect in the Central Utah Overthrust region of southwestern Utah.

Pursuant to the TJBB Agreement, the purchase price for the leases was $168,215, which was paid in installments from May through September of 2014. The Company acquired an 87.5% working interest and an 80% net revenue interest in the TJBB Leases and TJBB retained a 12.5% working interest in the TJBB Leases. Pursuant to the TJBB Leases, we are obligated to pay 100% of the cost to (i) drill and complete an initial 7,000 foot vertical test well in the Jurassic-Navajo, Permian-Kaibab by July 31, 2015, which is estimated to cost $500,000, and (ii) drill a secondary 12,000 foot vertical test well in the Jurassic-Navajo, Permian-Kaibab by March 1, 2016. If the Company fails to drill and complete the initial test well and the secondary well in the Jurassic-Navajo, Permian-Kaibab formation by the deadline under the TJBB Agreement, the Company will forfeit its interest in the TJBB Leases.

TJBB Amendment; Extension of Deadline; Drilling Contract

On April 2, 2015, the Company, entered into the First Amendment to Letter Agreement (the “TJBB Amendment”) with Tom Johnson and Bill Berryman (collectively, “TJBB”), which amends the letter agreement dated May 6, 2014, previously entered into by the Company and TJBB (the “TJBB Agreement”). Pursuant to the TJBB Agreement, the Company agreed to purchase an 87.5% working interest in oil and gas leases covering approximately 18,690.50 acres in Iron County, Utah.

Pursuant to the TJBB Agreement, the Company anticipated that it would drill a 12,000-foot test well in the Jurassic-Navajo, Permian-Kaibab formation on the leases no later than June 2015. The TJBB Amendment modified the TJBB Agreement by postponing the deadline to drill the 12,000-foot test well to March 1, 2016, and replacing the commitment with an initial test well contemplated to a depth of 7,000-foot, or a depth sufficient to test the Jurassic-Navajo formation, on or before July 30, 2015.

9

VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 4 - Oil and gas properties, net (cont’d)

In anticipation of the change in the drilling obligations under the TJBB Agreement, the Company has entered into a drilling agreement with Energy Drilling, LLC (“Energy Drilling”) to drill a 7,000-foot vertical well on the Company’s oil and gas leases in Iron County, Utah. The Company will pay Energy Drilling a mobilization fee of $100,000, plus a mobilization rate of $11,900 per day, plus the actual cost of all required equipment, labor, services and permits to drill the well. Energy Drilling will begin drilling the well as soon as reasonably practicable after receiving the appropriate permits. The contract also provides for the Company to pay Energy Drilling a demobilization fee of $110,000 and a demobilization rate of $11,900 per day. On May 27, 2015 the Company paid the mobilization fee in the amount of $100,000.

In consideration of entering into the TJBB Amendment, the Company issued an aggregate 50,000 restricted shares of its Common Stock, valued at $24,750, to TJBB in a private transaction that was exempt from applicable registration requirements. Except for the amendments described above, the TJBB Agreement will remain unchanged and in full force and effect.

In July 2015, the Company identified a drilling location for the test well and began drilling operations in August 2015. The test well drilling operations ceased in September 2015 in order to evaluate the information gathered to date. The well was drilled to a depth of 5,362 feet and revealed oil shows at depths from 4,470 feet to 4,670 feet, consistent with the seismic data obtained and previously analyzed. The Company has not yet determined the next steps to be taken regarding this well.

Pioneer Agreement

On October 19, 2013, the Company entered into a Purchase Agreement with Pioneer Oil and Gas, pursuant to which the Company agreed to purchase two separate oil and gas leases issued by the BLM covering approximately 4,150 acres in Beaver County, Utah, for an aggregate purchase price of $460,000. The Company made an initial payment of $30,000 to Seller on October 25, 2013, but did not make any subsequent payments because it chose not to pursue development of those leases. On December 23, 2013, the Company delivered written notice to Seller of the Company’s intention to terminate the purchase agreement. As a result, the agreement was terminated by seller in December 2013, and the Company forfeited its initial payment and any rights to the subject leases.

Seismic Exchange

On July 1, 2014, the Company engaged Seismic Exchange, Inc., a Louisiana corporation (“SEI”), to provide certain two-dimensional seismic data covering approximately 47.44 square miles for an aggregate purchase price of $98,434. The seismic data includes geophysical and geological information along the Parowan Prospect in Iron County, Utah, where the Company had acquired its working interest in oil and gas leases covering an aggregate 55,477.50 acres. The License Agreement has a term of seven years from the effective date of June 12, 2014, subject to earlier termination by SEI upon a material breach by the Company. The term of the Supplemental Agreement attached to the License Agreement will end 20 years after the effective date. The seismic data acquired from SEI is intended to provide the Company with a greater understanding of the subsurface geology and aid its geologists in selecting the optimal location to drill its first well. The Company has had the data reprocessed and integrated with its existing seismic data to outline potential drilling prospects. The Company has selected a drilling location for the first well that it expects to drill in the Parowan Prospect and has applied for a permit to drill this well.

The Company recorded $122,000 impairment expense in August 31, 2015 for expired leases.

In May 2015, the Company entered into a drilling agreement with Energy Drilling, LLC (“Energy Drilling”) to drill a 7,000-foot vertical well on the Company’s oil and gas leases in Iron County, Utah. The Company will pay Energy Drilling a mobilization fee of $100,000, plus a mobilization rate of $11,900 per day, plus the actual cost of all required equipment, labor, services and permits to drill the well. Energy Drilling will begin drilling the well as soon as reasonably practicable after receiving the appropriate permits. The contract also provides for the Company to pay Energy Drilling a demobilization fee of $110,000 and a demobilization rate of $11,900 per day. The mobilization fee of $100,000 was paid on May 27, 2015. On August 18, 2015, the Company made a payment of $35,700 to Energy Drilling for mobilization of the rig.

Note 5 - Convertible Note Payable

On May 22, 2015, the Company entered into a securities purchase agreement (the “Purchase Agreement”), with an institutional investor (the “Investor”) to issue, subject to the terms and conditions of the Purchase Agreement, up to $1,150,000 in aggregate principal amount of senior convertible notes (the “Convertible Notes”) of the Company convertible into shares of the Company’s Common Stock. The Company filed a registration statement effective August 11, 2015 to register the resale rights of all the shares of Common Stock issuable under the convertible notes.

Convertible Note

Pursuant to the Purchase Agreement, on May 22, 2015, the Company sold the right for three convertible notes aggregating $1,150,000 which principal amount was reduced to $800,000 upon the Company filing an effective Registration Statement with the Securities and Exchange Commission on August 11, 2015. The notes bear interest at the rate of 7% per annum.

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VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 5 – Convertible Note Payable (cont’d)

The Convertible Notes are convertible at any time after issuance, in whole or in part, at the Investor’s option, into shares of Common Stock, at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest volume weighted average prices of the Common Stock during the twelve consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 65%, and (ii) $0.75 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). The Company is required to reserve at least 150% of the number of shares of Common Stock which are necessary to effect the conversion of all the Convertible Notes then outstanding.

The Investor shall not be entitled to convert any portion of the Convertible Notes, to the extent that after such conversion, the Investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date.

The Convertible Note include customary event of default provisions and provide for a default interest rate of 18% per annum. Upon the occurrence of an event of default, the Investor may require the Company to pay in cash the “Event of Default Redemption Price” which is an amount equal to the greater of (i) the product of (A) the conversion amount to be redeemed multiplied by (B) 135% (or 100% if related to an insolvency event of default) and (ii) the product of (X) the conversion rate in effect at that time multiplied by (Y) the product of (1) 135% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company pays the applicable Event of Default Redemption Price.

Subject to certain conditions, the Company has the right at any time to redeem all, but not less than all, of the total outstanding conversion amount then remaining under a Convertible Note at a price equal to 130% of such amount.

During the period August 31, 2015, the investor converted principal in the amount of $226,024 into 1,711,225 number shares of common stock.

Other Terms

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Purchase Agreement also provides for indemnification of the Investor and its affiliates in the event that the Investor incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to the Company’s breach of any of its representations, warranties or covenants under the Purchase Agreement.

Note 6 - Derivative Liability

In May 2015, June 2015, and August 2015, the Company issued convertible note agreements with a variable conversion feature that gave rise to a derivative. The derivative liability has been valued using a binomial lattice-based option valuation model using holding period assumptions developed from the Company's business plan and management assumptions, and expected volatility from comparable companies including OTC Pink® and small-cap companies. Increases or decreases in the Company's share price, the volatility of the share price, changes in interest rates in general, and the passage of time will all impact the value of the derivative liability. The Company re-values the derivative liability at the end of each reporting period and any changes are reflected as gains or losses in current period results. The assumptions used are as follows:

	Initial Valuation Date	August 31, 2015
Market value of common stock on measurement date (1)	$0.30 - 0.45	$0.23
Adjusted conversion price (2)	$0.17 - 0.29	$0.124
Risk free interest rate (3)	0.23% - 0.37%	0.27%
Life of the note in years	1 year	0.84 years
Expected volatility (4)	1 - 1.24%	107%
Expected dividend yield (5)	-	-

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VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 6 - Derivative Liability (cont’d)

(1)	The market value of common stock is based on closing market price as of initial valuation date.
(2)	The adjusted conversion price is calculated based on conversion terms described in the note agreement.
(3)	The risk-free interest rate was determined by management using the 2 year Treasury Bill as of the respective Offering or measurement date.
(4)	The volatility factor was estimated by management using the historical volatilities of the Company’s stock.
(5)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

The derivative liability on August 31, 2015 was $460,102. The change in the derivative value during the three and nine months ended August 31, 2015 of approximately $45,851 and $56,806 was included in the determination of net loss during the three and nine months ended August 31, 2015.

The Registration Rights Agreement requires the Company to register the resale of the Securities within certain time limits and to be subject to certain penalties in the event the Company fails to timely file the Registration Statement, fails to obtain an effective Registration Statement or, once effective, to maintain an effective Registration Statement until the Securities are saleable pursuant to Rule 144 without volume restriction or other limitations on sale.

Accordingly, if (A) the Initial Registration Statement is not declared effective on or before the 120th calendar day following the Initial Closing Date (September 19, 2015), (B) any other Registration Statement is not declared effective on or before its Effectiveness Deadline, or (C) any Registration Statement described in Section 2 is declared effective by the SEC but shall thereafter cease to be effective for a period of time which shall exceed thirty (30) days in the aggregate per year (defined as a period of 365 days commencing on the date the Registration Statement is declared effective) (each such event, a “ Non-Registration Event ”), then the Company shall deliver to the Investor, as liquidated damages (“ Liquidated Damages ”), an amount equal to one percent (1.0%) of the aggregate purchase price paid by the Investor pursuant to the Securities Purchase Agreement for any unregistered Registrable Securities then held by the Investor and for each subsequent thirty (30) day period (pro rata for any period less than thirty days) which are subject to such Non-Registration Event; provided, however, that after (i) sixty (60) days, the Liquidated Damages shall be increased to two percent (2.0%) of the aggregate purchase price paid by the Investor pursuant to the Securities Purchase Agreement for any unregistered Registrable Securities then held by the Investor; and (ii) the maximum amount of Liquidated Damages shall not exceed 10% of the aggregate purchase price paid by the Investor pursuant to the Securities Purchase Agreement for any unregistered Registrable Securities then held by the Investor. The Company may pay the Liquidated Damages in cash or through the issuance of shares of Company Common Stock (such number of shares of Common Stock to be issued determined by dividing such dollar amount of Liquidated Damages by the Conversion Price then in effect under the Notes), the resale of which have been registered pursuant to a Registration Statement. The Initial Registration Statement was declared effective by the SEC on August 11, 2015.

Note 7 - Stockholders’ Equity

The Company has authorized 150,000,000 shares of Common Stock. The Company had 54,745,489 and 50,110,064 shares issued and outstanding at August 31, 2015 and November 30, 2014, respectively.

On January 21, 2015, the Company issued 184,856 to Mablewood Investments, pursuant to the October 30, 2014 Securities Purchase Agreement with Mablewood Investments. The proceeds were received on November 7, 2014, but the shares were not issued until January 21, 2015. The proceeds were recorded as a stock payable as of November 30, 2014.

On February 7, 2015, the Company issued 500,000 shares of its $0.001 par value common stock to its chief financial officer per his contract.

On March 12, 2015, the Company sold 187,794 shares of its Common Stock to Mablewood Investments for $100,000, pursuant to the January 26, 2015 Securities Purchase Agreement with Mablewood Investments.

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VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 7 - Stockholders’ Equity (cont’d)

On April 10, 2015, the Company issued 25,000 shares of its Common Stock each to the two holders of the TJBB Lease Agreement, valued at $24,750.

On April 16, 2015, the Company sold 116,550 shares of its Common Stock to Mablewood Investments for $50,000, pursuant to the April 16, 2015 Securities Purchase Agreement with Mablewood Investments. These shares were issued on June 17, 2015.

On August 13, 2015, the Company issued 250,000 shares of its Common Stock to Himmil Investments for $40,706 pursuant to a conversion on the convertible note.

On August 20, 2015, the Company issued 500,000 shares of its Common Stock to Himmil Investments for $61,750 pursuant to a conversion on the convertible note.

On August 25, 2015, the Company issued 1,021,225 shares of its Common Stock to Himmil Investments for $123,568 pursuant to a conversion on the convertible note.

Stock Compensation

The Company has stock based compensation agreements with its senior executives, Rupert Ireland, Brett Murray and Steven Plumb. During the nine months ended August 31, 2015, the Company recognized $637,500, $345,500 and $33,333, respectively, as compensation to each executive. Of the total compensation expense of $1,016,133, $862,665 was recorded as a charge to additional paid in capital and $153,468 was recorded as accrued expense.

During the nine months ended August 31, 2015, the Company issued 1,000,000 shares of its common stock to its chief executive officer pursuant to his contract; 500,000 shares of common stock to Brett Murray; and 1,000,000 shares of common stock to Steven Plumb.

In addition, the Company issued 100,000 shares to a geophysicist for consulting services and 75 shares for strategic planning consulting services. Both recipients are independent from the Company.

The Company accrued $51,000 for shares owed to consultant and not yet issued.

Note 8 - Subsequent Events

On September 16, 2015, the Company received a conversion notice from the Investor in its convertible notes payable requesting the conversion of $97,000 in principal and $7,275 in accrued interest into 1,008,462 shares of the Company’s common stock.

On October 7, 2015, Virtus Oil and Gas Corp. (the “Company”) entered into a securities purchase agreement (the “ Purchase Agreement ”), with an institutional investor (the “ Investor ”) to issue, subject to the terms and conditions of the Purchase Agreement, $600,000 of principal amount of a senior convertible note (the “ Convertible Note ”) of the Company convertible into shares of the Company’s common stock, $0.001 par value per share (the “ Common Stock ”). The Company will file, upon request, a registration statement to register the resale rights of all the shares of Common Stock issuable under the Convertible Note (“Registration Statement”).

Pursuant to the Purchase Agreement, on October 7, 2015, the Company sold the Investor a Convertible Note in an original principal amount of $600,000 for a purchase price of $375,000, giving effect to a $25,000 discount. The Convertible Note matures on October 7, 2016 and accrues interest at a rate of 7% per annum. The Convertible Note is convertible at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest volume weighted average prices of the Common Stock during the twelve consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 65%, and (ii) $0.30 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). Interest on the Convertible Note is payable in shares of Common Stock, in cash or in a combination of cash and Common Stock. Upon any conversion or redemption of any outstanding principal amount of a Convertible Note prior to maturity, the Investor is entitled to receive an interest make-whole equal to the amount of interest that would have accrued on such converted or redeemed principal amount from such conversion date or redemption date, as applicable, at the applicable interest rate through the stated maturity date.

13

VIRTUS OIL AND GAS CORP.

Notes to Financial Statements

(Unaudited)

Note 8 – Subsequent Events (cont’d)

If (i) the Company has properly filed the Registration Statement with the Securities and Exchange Commission (the “ SEC ”) covering the resale by the Investor of shares of the Common Stock issued or issuable upon conversion of the Convertible Note on or before the later of (A) the 20 th calendar day after the Investor delivers written notice to the Company electing to require the filing of the Registration Statement, and (B) the 30 th calendar day after the Investor delivers written notice to the Company electing to require the filing of the Registration Statement if such notice is delivered on or after November 30, 2015 (the “Filing Deadline”), (ii) the Registration Statement is declared effective by the SEC on or prior to the earlier of (A) the 40 th calendar day after the Filing Deadline (or in the event that such Registration Statement is subject to a limited or full review by the SEC, the later of (I) the 70 th calendar day after the Filing Deadline provided the Filing Deadline is before November 30, 2015 and (II) the 90 th calendar day after the Filing Deadline if the Filing Deadline is on or after November 30, 2015) and (B) the fifth trading day after the date the Company is notified by the SEC that such registration statement will not be reviewed or will not be subject to further review (“Effectiveness Deadline”), and the prospectus contained therein is available for use by the Investor for its resale of the shares of Common Stock issued or issuable upon conversion of the Convertible Note, and (iii) no event of default, or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date, then the outstanding principal amount of the Convertible Note shall be reduced by $200,000 (together with any accrued and unpaid interest and late charges thereon).

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

OVERVIEW AND OUTLOOK

We are in the oil and gas exploration and production business.

We are an oil and gas exploration company and have not significantly commenced our planned principal operations. Our operations to date have been devoted primarily to startup and development activities, which include forming our entity, developing our business plan, registering with the SEC and listing our Common Stock on the OTCQB exchange under the symbol, “VOIL”. In October 2013, the Company acquired an interest in an oil and gas property and is focusing its efforts on developing this property and identifying additional properties in which to invest.

We were incorporated in the State of Nevada on September 30, 2009. Our principal administrative office is located at 1517 San Jacinto Street, Houston, Texas 77002. Our telephone number is (281) 806-5000. Our fiscal year end is November 30.

In order for us to commence substantive operations, we will require additional capital. It was our expectation that registration with the SEC and subsequent public listing of our Common Stock might facilitate our efforts in attracting additional capital. Thus far we have been unsuccessful in identifying credible sources of financing despite our efforts.

Results of Operations for the Three Months Ended August 31, 2015 and 2014:

Revenues:

The Company had no revenue during the three month periods ended August 31, 2015 and August 31, 2014.

General and Administrative:

General and administrative expense was $518,312 for the three months ended August 31, 2015 compared to $389,556 for the three months ended August 31, 2014, an increase of $128,756. Our general and administrative expenses consisted of share based compensation expense, impairment, rents, bank fees, postage and delivery, stock services and travel expenses. The increase is primarily due to an increase in stock services, impairment, and filing fees.

Professional Fees:

Professional fees expense was $228,861 for the three months ended August 31, 2015 compared to $131,816 for the three months ended August 31, 2014, an increase of $97,045. The increase in our professional fees was a result of increased other professional fees and increased legal fees.

15

Operating Loss:

The operating loss for the three months ended August 31, 2015 was $747,173 compared to a net operating loss of $521,372 for the three months ended August 31, 2014, an increase of $225,801. Our net operating loss increased primarily due to professional fees and impairment for the three months ended August 31, 2015 compared to the three months ended August 31, 2014.

Other Income:/Expense

Other income (expense) was $(185,611) for the three months ended August 31, 2015, compared to expense of $0 for the three months ended August 31, 2014, an increase of expense of 185,611. Other income (expense) consisted of the recognition of a derivative income of $45,851 related to convertible notes payable during the period, discount amortization of $(98,844), loss on extinguishment of debt of $(103,971), and interest expense from convertible notes of $(28,647).

Net Loss:

The net loss for the three months ended August 31, 2015 was $932,784, or ($0.02) per share, compared to a net loss of $521,372, or ($0.01) for the three months ended August 31, 2014, an increase of $411,412. Our net loss increased primarily due a change in derivative liability, professional fees, and impairment.

Results of Operations for the Nine Months Ended August 31, 2015 and 2014:

Revenues:

The Company had no revenue during the nine month periods ended August 31, 2015 and August 31, 2014.

General and Administrative:

General and administrative expense was $1,429,247 for the nine months ended August 31, 2015 compared to $1,548,823 for the nine months ended August 31, 2014, a decrease of $119,576. Our general and administrative expenses consisted of share based compensation expense, rents, bank fees, postage and delivery, stock services and travel expenses. The decrease in our general and administrative expenses was primarily due to a reduction in share based compensation.

Professional Fees:

Professional fees expense was $447,487 for the nine months ended August 31, 2015 compared to $248,563 for the nine months ended August 31, 2014, an increase of $198,924. The increase in our professional fees was a result of increased legal fees and increased other professional fees during the nine months ended August 31, 2015.

16

Operating Loss:

The operating loss for the nine months ended August 31, 2015 was $1,876,734 compared to a net operating loss of $1,797,386 for the nine months ended August 31, 2014, an increase of $79,348. Our net operating loss increased primarily due to the increased share based compensation expense and the professional fees incurred in the nine months ended August 31, 2015 compared to the nine months ended August 31, 2014.

Other Income/Expense:

Other income (expense) was $(183,222) for the nine months ended August 31, 2015, compared to expense of ($3,572) for the nine months ended August 31, 2014, The change was due to the recognition of derivative income related to convertible notes payable during the period of $56,806, and discount amortization of $(106,729) loss on extinguishment of debt of $(103,971) and increased interest expense of $(25,756).

Net Loss:

The net loss for the nine months ended August 31, 2015 was $2,059,956 or ($0.04) per share, compared to a net loss of $1,800,958, or ($0.04) for the nine months ended August 31, 2014, an increase of $258,998. Our net loss increased primarily due to the the increase in professional fees of $85,844, loss on extinguishment of debt $103,971, and impairment.

Liquidity and Capital Resources

The following table summarizes total assets, accumulated deficit, stockholders’ equity (deficit) and working capital (deficit) at August 31, 2015 compared to November 30, 2014.

	August 31,	November 30,
	2015	2014

Total Assets	$1,411,657	$838,073

Accumulated Deficit	$(4,953,493)	$(2,893,537)

Stockholders’ Equity (deficit)	$(158,217)	$491,675

Working Capital Deficit	$(1,492,830)	$(170,529)

Our principal source of operating capital has been provided from private sales of our Common Stock and debt financing. At August 31, 2015, we had a negative working capital position of $1,492,830. As we continue to develop our business and attempt to expand operational activities, we expect to continue to experience net negative cash flows from operations in amounts not now determinable, and will be required to obtain additional financing to fund operations through Common Stock offerings and debt borrowings to the extent necessary to provide working capital. Pursuant to the Purchase Agreement, on May 22, 2015, the Company sold the Investor an Initial Convertible Note in an original principal amount of $350,000 for a purchase price of $250,000. Upon receipt of a written notice from the Company and the satisfaction (or where legally permissible, the waiver) of the conditions set forth in the Purchase Agreement relating to such closing, the Investor has agreed to purchase, (i) on or about June 22, 2015, a First Additional Convertible Note with an original principal amount of $500,000 for a purchase price of $250,000, subject to certain closing conditions and (ii) on the second trading day after the effective date of the initial registration statement, a Second Additional Convertible Note with an original principal amount of $300,000 for a fixed purchase price of $300,000. Each Convertible Note matures on the twelve month anniversary of its issuance and accrues interest at a rate of 7% per annum. Interest on the Convertible Notes is payable, subject to certain conditions, in shares of Common Stock, in cash or in a combination of cash and Common Stock.

We do not now have funds sufficient to fund our operations at their current level for the next twelve months. We estimate requiring a minimum of an additional amount of approximately $3,000,000 million for working capital, including $2,500,000 for drilling costs related to the Tidewater Leases, during the 12-month period ending August 31, 2016. We need to raise additional cash to fund our operations and implement our business plan. Future contingencies, developments and unknown events could cause us to require more working capital and exploration and production costs during the 12-month period ending August 31, 2016. We anticipate that we may incur operating losses in the next twelve months.

Future equity financings may be dilutive to our stockholders or prove more difficult or expensive due to the terms of the Convertible Notes. Alternative forms of future financings may include preferences or rights superior to our common stock. Debt financings may involve a pledge of assets and will rank senior to our common stock. We have historically financed our operations through best efforts private equity and debt financings. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required.

17

Because we have limited resources and are a development stage company, we may not be able to compete in the capital markets with much larger, established companies that have ready access to capital. Our ability to obtain needed financing may be impaired by conditions and instability in the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a demonstrated operating history, the location of our prospective lease acquisitions and prices of oil and natural gas on the commodities markets (which will impact the amount of financing available to us), and/or the loss of key consultants and management. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. There is no assurance that we can raise the capital necessary to fund our business plan.

Failure to raise the required capital to fund operations, on favorable terms or at all, will have a material adverse effect on our operations, and will likely cause us to curtail or cease operations.

Satisfaction of our cash obligations for the next 12 months.

As of August 31, 2015, our balance of cash on hand was $77,044. In August 2015 we closed on the sale of the first in a series of convertible notes payable with net proceeds of $800,000, after deducting legal fees incurred by the investor that were deducted from our proceeds. Our plan for satisfying our cash requirements for the next twelve months is through the sale of shares of our Common Stock and debt financing.

Going concern.

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We incurred continuous losses from operations, had an accumulated deficit of $4,953,493 and $2,893,537 at August 31, 2015 and November 30, 2014, respectively, and a working capital deficit of $1,492,830 and $170,529 at August 31, 2015 and November 30, 2014, respectively. In addition, we do not currently have the cash resources to meet our operating commitments for the next twelve months. The Company’s ability to continue as a going concern must be considered in light of the problems, expenses, and complications frequently encountered by entrance into established markets and the competitive nature in which we operate.

Our ability to continue as a going concern is dependent on our ability to generate sufficient cash from operations to meet our cash needs and/or to raise funds to finance ongoing operations and repay debt. There can be no assurance, however, that we will be successful in our efforts to raise additional debt or equity capital and/or that our cash generated by our future operations will be adequate to meet our needs. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

Contractual obligations and commitments.

As of August 31, 2015, we lease an office for $500 per month. The lease terms are on a month to month basis.

On August 1, 2013, the Company, entered into an engagement letter with Clear Financial Solutions, Inc., a Texas corporation (Clear Financial). On December 5, 2013, the Company and Clear Financial entered into Amendment No. 1 to Engagement Letter. Under the engagement letter and the amendment (collectively, the “Engagement Letter”) Clear Financial will provide certain financial consulting services to the Company and Mr. Steven M. Plumb, founder and President of Clear Financial, will serve as the Chief Financial Officer of the Company. Clear Financial will, among other things, prepare and review the Company’s financial statements, oversee internal accounting controls and provide advice on generally accepted accounting principles. In addition, as compensation for the services provided, the Company will pay Clear Financial a fee of $5,000 per month.

On November 14, 2013, the Company, entered into a purchase agreement (the “Tidewater Agreement”) with Tidewater Oil & Gas Company LLC (“Tidewater”) pursuant to which the Company agreed to purchase an 87.5% working interest in oil and gas leases covering approximately 36,787 acres in Iron County, Utah. Tidewater has agreed to deliver the leases to the Company with an 80% net revenue interest. Tidewater’s sale of the leases was subject to the approval of the U.S. District Court for the District of Colorado (the “Bankruptcy Court”), which is presiding over Tidewater’s Chapter 11 bankruptcy proceedings. The Bankruptcy Court approved the sale of the leases on December 11, 2013.

The aggregate purchase price of the Leases was $290,000, which was paid in installments beginning in December 2013. Virtus made the final payment of the purchase price on August 1, 2014, and thereafter the Company and Tidewater subsequently prepared and executed the appropriate assignments and other forms required by the BLM and the county clerk to reflect the assignment of the Leases from Tidewater to Virtus. Tidewater’s sale of the leases was subject to the approval of the U.S. District Court for the District of Colorado (the “Bankruptcy Court”), which is presiding over Tidewater’s Chapter 11 bankruptcy proceedings. The Bankruptcy Court approved the sale of the leases on December 11, 2013.

The Tidewater Agreement contemplates the drilling of an initial 12,000 foot vertical test well in the Jurassic-Navajo, Permian-Kaibab formation on the leases. Although Tidewater will retain a 12.5% working interest in the leases, the Company has agreed to pay 100% of the cost of drilling and completing this test well, which is estimated to be approximately $2.5 million. The Company has agreed to pre-pay such costs at least 30 days prior to the spud date, which was expected to be no later than February 3, 2015. If the Company fails to prepay such costs, it will forfeit its interests in the oil and gas leases and Tidewater will retain the purchase price. On January 30, 2014, the Company paid $52,734 to Tidewater, for reimbursement for costs of $7,734 and the second installment of the purchase price of $45,000.

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On May 6, 2014, the Company entered into a letter agreement (the “TJBB Agreement”) with Tom Johnson and Bill Berryman (“TJBB”), pursuant to which the Company agreed to purchase an 87.5% working interest in oil and gas leases covering approximately 18,690.50 acres in Iron County, Utah. The subject acreage is located in an area known as the Parowan Prospect, along the same structure where the leases covered by the Tidewater Agreement are located. TJBB have agreed to deliver the leases to the Company with an 80% net revenue interest. TJBB will retain a 12.5% working interest in the leases, although the Company has agreed to pay 100% of the cost of drilling and completing a 12,000 foot vertical test well in the Jurassic-Navajo, Permian-Kaibab formation by September 1, 2015. The Company’s requirement to drill the initial test well is contained in both the Tidewater Agreement and the TJBB Agreement, and by drilling one well in the noted formation, the Company will have satisfied its initial test well drilling obligation under each agreement.

Pursuant to the TJBB Agreement, the purchase price for the leases was $168,215, which was paid in installments from May through September of 2014. The Company acquired an 87.5% working interest and an 80% net revenue interest in the TJBB Leases and TJBB retained a 12.5% working interest in the TJBB Leases. Pursuant to the TJBB Leases, we are obligated to pay 100% of the cost to (i) drill and complete an initial 7,000 foot vertical test well in the Jurassic-Navajo, Permian-Kaibab by July 31, 2015, which is estimated to cost $500,000, and (ii) drill a secondary 12,000 foot vertical test well in the Jurassic-Navajo, Permian-Kaibab by March 1, 2016. If the Company fails to drill and complete the initial test well and the secondary well in the Jurassic-Navajo, Permian-Kaibab formation by the deadline under the TJBB Agreement, the Company will forfeit its interest in the TJBB Leases.

On April 2, 2015, the Company, entered into the First Amendment to Letter Agreement (the “TJBB Amendment”) with Tom Johnson and Bill Berryman (collectively, “TJBB”), which amends the letter agreement dated May 6, 2014, previously entered into by the Company and TJBB (the “TJBB Agreement”). Pursuant to the TJBB Agreement, the Company agreed to purchase an 87.5% working interest in oil and gas leases covering approximately 18,690.50 acres in Iron County, Utah.

Pursuant to the TJBB Agreement, the Company anticipated that it would drill a 12,000-foot test well in the Jurassic-Navajo, Permian-Kaibab formation on the leases no later than June 2015. The TJBB Amendment modifies the TJBB Agreement by postponing the deadline to drill the 12,000-foot test well to March 1, 2016, and replacing the commitment with an initial test well contemplated under Section 1.2 that will be to a depth of 7,000-foot, or a depth sufficient to test the Jurassic-Navajo formation. This is agreed to be completed on or before July 30, 2015. If the Company fails to complete the initial test well by July 30, then it will forfeit its interests in the leases. The TJBB Amendment also provides that the Company will carry TJBB for a 12.5% working interest through the drilling and completion of the initial test well.

In consideration of entering into the TJBB Amendment, the Company issued an aggregate 50,000 restricted shares of its Common Stock to TJBB in a private transaction that was exempt from applicable registration requirements. Except for the amendments described above, the TJBB Agreement will remain unchanged and in full force and effect.

As of August 31, 2015, the Company has paid $168,215 and all rental payments pursuant to the TJBB Agreement.

On May 13, 2014, the Company appointed Rupert Ireland to serve as President, Chief Executive Officer, Secretary and Treasurer of the Company, effective immediately. In connection with Mr. Ireland’s appointment as President and Chief Executive Officer, the Company entered into an Employment Agreement, dated May 13, 2014, with Mr. Ireland. Pursuant to the Employment Agreement, Mr. Ireland will be paid a base salary of $120,000 per year and a signing bonus of $5,000.

In May 2015, the Company entered into a drilling agreement with Energy Drilling, LLC (“Energy Drilling”) to drill a 7,000-foot vertical well on the Company’s oil and gas leases in Iron County, Utah. The Company will pay Energy Drilling a mobilization fee of $100,000, plus a mobilization rate of $11,900 per day, plus the actual cost of all required equipment, labor, services and permits to drill the well. Energy Drilling will begin drilling the well as soon as reasonably practicable after receiving the appropriate permits. The contract also provides for the Company to pay Energy Drilling a demobilization fee of $110,000 and a demobilization rate of $11,900 per day. The mobilization fee of $100,000 was paid on May 27, 2015. On August 18, 2015, the Company made a payment of $35,700 to Energy Drilling for mobilization of the rig.

Summary of product and research and development that we will perform for the term of our plan.

We are currently engaged in the process of analyzing the seismic data covering our leases.

Expected purchase or sale of plant and significant equipment.

We do not anticipate the purchase of significant property and equipment in the near future.

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Off-balance sheet arrangements.

None.

Recently issued accounting standards.

In April 2014, the FASB issued ASU 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." Under ASU 2014-08, only disposals of a component or group of components of an entity representing a strategic shift that has (or will have) a major effect on an entity's operations and financial results are presented as discontinued operations. In addition, ASU 2014-08 requires expanded disclosures about discontinued operations that will provide additional information about the assets, liabilities, income, and expenses of discontinued operations. ASU 2014-08 also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The update is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014. We have not determined the effects of this update on our financial position, results of operations or cash flows and disclosures at this time.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)." The updated guidance provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition. The update is effective for annual periods ending after December 15, 2017, and interim periods within annual periods beginning after December 15, 2017. Early application is permitted. We have not determined the effects of this update on our financial position, results of operations or cash flows and disclosures at this time.

In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity's Ability To Continue as a Going Concern." ASU 2014-15 is intended to define management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and to provide related footnote disclosures. The update provides guidance to an organization's management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments are effective for annual periods beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. We have not determined the effects of this update on our financial position, results of operations or cash flows and disclosures at this time.

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). The amendments in ASU 2014-08 change the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. The new guidance is effective in the first quarter of 2015 for public organizations with calendar year ends. Early adoption is permitted. The adoption of the new guidance did not have a material impact on the Company.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on December 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. Because the Company has no revenues, the new guidance is not expected to have a material impact on its financial statements and related disclosures.

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; it no longer presents or discloses inception-to-date information and other remaining disclosure requirements of Topic 915.

In April 2015, the Financial Accounting Standards Board ("FASB") issued ASU 2015-03, "Simplifying the Presentation of  Debt Issuance Costs," which requires that debt issuance costs related to a recognized debt liability be presented as a reduction to the carrying amount of that debt liability, not as an asset. These changes become effective prospectively for our fiscal year beginning December 1, 2016. We have not determined the effects of this update on our financial position, result of operations or cash flows and disclosures at this time.

In February 2015, the FASB issued ASU 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis," which amends the consolidation requirements in ASC 810. These changes become effective prospectively for our fiscal year beginning December 1, 2016. We have not determined the effects of this update on our financial position, results of operations or cash flows and disclosures at this time.

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Item 3. Quantitative and Qualitative Disclosure About Market Risk.

This item in not applicable as we are currently considered a smaller reporting company.

Item 4. Controls and Procedures

Pursuant to Rule 13a-15(b) under the Securities Exchange Act of 1934 (“Exchange Act”), the Company carried out an evaluation, with the participation of the Company’s officers and directors, of the effectiveness of the Company’s disclosure controls and procedures (as defined under Rule 13a-15(f) under the Exchange Act) as of the end of the period covered by this report. Based upon that evaluation, in consideration of the fact that the Company has no employees besides the President, the President concluded that the Company’s disclosure controls and procedures are not effective at August 31, 2015 or November 30, 2014. Through the use of external consultants, the Company believes that the financial statements and the other information presented herewith are not materially misstated.

Management’s Report on Internal Controls over Financial Reporting

We carried out an evaluation of the effectiveness of our disclosure controls and procedures as of August 31, 2015 (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)). Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the required time periods.

The Company’s officers and directors do not expect that the Company’s disclosure controls and procedures or the Company’s internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of the controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended August 31, 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II - OTHER INFORMATION

Item 1. Legal Proceedings

There are no known legal proceedings pending or threatened against us.

Item 1A. Risk Factors

As a smaller reporting company, we are not required to provide the information required by this item.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

On June 17, 2015, the Company issued 116,550 shares of its Common Stock to Mablewood Investments, pursuant to the April 16, 2015 Securities Purchase Agreement with Mablewood Investments.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not Applicable.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit	Description

31.1	Section 302 Certification of Chief Executive Officer
31.2	Section 302 Certification of Chief Financial Officer
32.1	Section 906 Certification of Chief Executive Officer
32.2	Section 906 Certification of Chief Financial Officer
101.INS	XBRL Instance Document
101.SCH	XBRL Schema Document
101.CAL	XBRL Calculation Linkbase Document
101.DEF	XBRL Definition Linkbase Document
101.LAB	XBRL Labels Linkbase Document
101.PRE	XBRL Presentation Linkbase Document

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VIRTUS OIL AND GAS CORP

By:	/s/ Rupert Ireland
Rupert Ireland
President
Dated: October 20, 2015

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Exhibit 31.1

CERTIFICATION

OF CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

I, Rupert Ireland, certify that:

1.   I have reviewed this Form 10-Q of Virtus Oil and Gas Corp;

2.   Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.   Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods present in this report;

4.   The small business issuers other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13-a-15(f) and 15d-15(f)) for the small business issuer and have:

(a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)  Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)  Disclosed in this report any change in the small business issuer's internal control over financing reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

5.   The small business issuer's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

(a)  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonable likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

(b)  Any fraud, whether or not material, that involved management or other employees who have a significant role in the small business issuer's internal control over financial reporting.

Dated: October 20, 2015

/s/ Rupert Ireland

Rupert Ireland
Principal Executive Officer

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Exhibit 31.2

CERTIFICATION

OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

I, Steven M. Plumb, certify that:

1.   I have reviewed this Form 10-Q of Virtus Oil and Gas Corp;

2.   Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.   Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods present in this report;

4.   The small business issuers other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13-a-15(f) and 15d-15(f)) for the small business issuer and have:

(a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)  Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)  Disclosed in this report any change in the small business issuer's internal control over financing reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

5.   The small business issuer's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

(a)  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonable likely to adversely affect the small business issuer's ability to record, process, summarize and report financial  information; and

(b)  Any fraud, whether or not material, that involved management or other employees who have a significant role in the small business issuer's internal control over financial reporting.

Dated: October 20, 2015

/s/ Steven M. Plumb

Steven M. Plumb
Principal Financial Officer

25

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE

CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Rupert Ireland, Principal Executive Officer of Virtus Oil and Gas Corp, a Nevada corporation (“the Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.   The Report on Form 10-Q of Virtus Oil and Gas Corp (the “Registrant”) for the fiscal quarter ended August 31, 2015 (the “Report”) which this statement accompanies fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.   Information contained in the Report fairly presents, in all material respects, the financial condition and results of the Company.

Dated:  October 20, 2015

Virtus Oil and Gas Corp.

By: /s/ Rupert Ireland

       Rupert Ireland

       Principal Executive Officer

26

Exhibit 32.2

CERTIFICATION OF

CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Steven M. Plumb, Principal Financial Officer of Virtus Oil and Gas Corp, a Nevada corporation (“the Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.   The Report on Form 10-Q of Virtus Oil and Gas Corp (the “Registrant”) for the fiscal quarter ended August 31, 2015 (the “Report”) which this statement accompanies fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.   Information contained in the Report fairly presents, in all material respects, the financial condition and results of the Company.

Dated:  October 20, 2015

Virtus Oil and Gas Corp.

By:/s/ Steven M. Plumb

Steven M. Plumb

Principal Financial Officer

27